CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated December 30, 2019 on the financial statements and financial highlights of 361 Managed Futures Strategy Fund and 361 Global Managed Futures Strategy Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into this Registration Statement of Form N-14.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 18, 2020